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                                                                      Exhibit 21

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

               Subsidiaries of the Registrant as of June 30, 2003

         The following list of subsidiaries of Advanced Lighting Technologies, Inc. indicates the jurisdiction of organization except for entities incorporated in the State of Ohio:

ADLT Realty Corp. I, Inc.
Advanced Lighting Technologies Australia, Inc.
Deposition Sciences, Inc.
Lighting Resources International, Inc.
Microsun Technologies, Inc.
Venture Lighting International, Inc.

Advanced Lighting Technologies Canada, Inc., organized in Ontario
Advanced Lighting Technologies Europe Limited, organized in the United Kingdom Advanced Lighting Technologies (NZ) Ltd., organized in New Zealand
APL Engineered Materials, Inc., an Illinois corporation
APL Japan Company, Ltd., organized in Japan
Ballastronix, Inc., a Delaware corporation
Lighting Resources Holdings Limited, organized in Mauritius
Lighting Resources Private Limited, organized in India
Parry Power Systems Limited, organized in the United Kingdom
Venture Lighting Europe, Ltd., organized in the United Kingdom
Venture Lighting India Limited, organized in India
Venture Lighting International, FZE, organized in Dubai, UAE
Venture Lighting International, SA Pty, organized in South Africa
Venture Lighting Power Systems - North America, Inc., organized in Nova Scotia Advanced Lighting Technologies Asia Pte, Ltd., organized in Singapore
Venture Power Systems Private Ltd., organized in India